Exhibit 4.58

To:    Scorpio Bulkers Inc.
SBI Samba Shipping Company Limited
SBI Rumba Shipping Company Limited
SBI Tango Shipping Company Limited
9, Boulevard Charles III
Monaco 98000

Dated: June 28, 2016

Dear Sirs:

We refer to that certain amended and restated senior secured term credit agreement dated as of February 15, 2016 the ("Original Credit Agreement"), among Scorpio Bulkers Inc., as borrower (the "Borrower"), the guarantors listed in Schedule 1-A of the Credit Agreement, as guarantors (each a "Guarantor"), the banks and financial institutions listed in Schedule 1-B to the Credit Agreement, as lenders (the "Lenders"), and Deutsche Bank AG Filiale Deutschlandgeschäft as lead arranger (the "Lead Arranger"), administrative agent (the "Agent"), account bank and security trustee (the "Security Trustee" and together with the Lenders, the Lead Arranger and the Agent, the "Creditor Parties") as previously amended and supplemented by a letter agreement dated May 4, 2016 (the "First Letter Agreement" and together with this letter agreement, the "Letter Agreements" and the Original Credit Agreement as the same has been amended by the First Letter Agreement or may be further amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"). We also refer to each of the Guarantor Joinder Agreements identified in Schedule 1 hereto (each a "Guarantor Joinder Agreement"). Capitalized terms used herein and not otherwise defined are used herein as defined in the Credit Agreement.

The Borrower has requested and the Lenders hereby consent to the following amendments of the Credit Agreement subject to the additional terms and conditions set forth below:

1.
On and after the date of this letter agreement (the "Effective Date") the definition of "Consolidated Tangible Net Worth" in Clause 1.1 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

"Consolidated Tangible Net Worth" means, on a consolidated basis, the total shareholders' equity (including retained earnings) of the Borrower, minus goodwill, and as adjusted to exclude (i) any incurred losses/write downs on assets sold and/or held for sale on or after December 31, 2013, (ii) any incurred losses on termination of shipbuilding contracts on or after December 31, 2013, and (iii) any impairment charges taken on assets on or after December 31, 2013."

2.	On and after the Effective Date, Clause 11.2(h) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

"(h) Dividends. (i) Prior to December 31, 2018, the Borrower shall not, and

Exhibit 4.58

(i)
at any time before or after December 31, 2018 so long as (i) an Event of Default has occurred and is continuing, or (ii) if an Event of Default would result therefrom, or (iii) if the Borrower is not in compliance with any of the Clauses 12.2 through and including 12.5, the Borrower and each Guarantor shall not, declare or pay any dividends or return any capital to the Borrower's equity holders or authorize or make any other distributions, payment or delivery of property or cash to its equity holders, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for value, any interest of any class or series of its Equity Interest (or acquire any rights, options or warrants relating thereto but not including convertible debt) now or hereafter outstanding, or repay any subordinated loans to equity holders, or set aside any funds for any of the foregoing purpose."

3.	On and after the Effective Date, Clause 12.4 of the Credit Agreement shall be amended and restated in its entirety to read as follows:

"12.4 Minimum Interest Coverage. Commencing on March 31, 2018, the Borrower will not permit the ratio of Consolidated EBITDA to Consolidated Net Interest Expenses for any last day of each fiscal quarter to be less than:
(i) 1.00 to 1.00 on the last day of each fiscal quarter from and including March 31, 2018 to and including June 30, 2018, calculated:
(A) in respect of the fiscal quarter ending March 31, 2018, using Consolidated EBITDA and Consolidated Net Interest Expenses for the fiscal quarter ending March 31, 2018 only;
(B) in respect of the fiscal quarter ending June 30, 2018, using Consolidated EBITDA and Consolidated Net Interest Expense for the fiscal quarters ending March 31, 2018 and June 30, 2018 only;
(ii) 2.50 to 1.00 on the last day of fiscal quarter ending September 30, 2018, calculated using Consolidated EBITDA and Consolidated Net Interest Expense for the fiscal quarters ending March 31, 2018, June 30, 2018 and September 30, 2018 only; and
(iii) 2.50 to 1.00 on the last day of each fiscal quarter from and including December 31, 2018, calculated quarterly on a trailing four-quarter basis"; and

4.
On and after the Effective Date, the last sentences of Clause 15.2 of the Credit Agreement shall be amended and restated as follows: "For the purpose of this Clause 15.2, the "SMC Threshold" means 140% of the outstanding principal balance of the Loan."

5.
References in the Credit Agreement and each of the other Finance Documents to "this Agreement" or "Credit Agreement" or other equivalent references shall mean the Credit Agreement as further amended and supplemented by this letter agreement. This letter agreement shall be deemed a "Finance Document" as such term is used in the Credit Agreement.

Exhibit 4.58

6.	Each of the Security Parties represents and warrants to the Creditor Parties that:

a.
the representations and warranties set out in Clause 10 of the Credit Agreement (other than those relating to a specific date) were true and correct as to the Borrower on the Effective Date and each Drawdown Date and as to each of the Guarantors on the date of the Guarantor Joinder Agreement to which it is a party and each Drawdown Date occurring on or after the date of such Guarantor Joinder Agreement and are true and correct as if made on the date of this letter agreement;

b.
each of the Security Parties has the power to execute, deliver and perform its obligations under this letter agreement and all necessary corporate, shareholder and other actions have been taken by each Security Party to authorize the execution, delivery and performance of this letter agreement;

c.	this letter agreement constitutes valid and legally binding obligations of each of the Security Parties enforceable in accordance with its terms;

d.
the execution, delivery and performance of this letter agreement will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment or decree to which any of the Security Parties is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which any of the Security Parties is a party or is subject or by which it or any of its property is bound; (iii) contravene or conflict with any provision of the constitutional documents of any of the Security Parties or (iv) result in the creation or imposition of or oblige any of the Security Parties to create any Security Interest (other than a Permitted Security Interest) on any of the undertaking, assets, rights or revenues of any of the Security Parties;

e.
it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this letter agreement that it or any other instrument be notarized, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Pertinent Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Pertinent Jurisdiction on or in relation to this letter agreement and this letter agreement is in proper form for its enforcement in the court of each Pertinent Jurisdiction; and

f.
every consent, authorization, license or approval of, or registration or declaration to, governmental or public bodies or authorities or courts required by any of the Security Parties in connection with the execution, delivery, validity, enforceability or admissibility in evidence of this letter agreement or the performance by any of the Security Parties of their respective obligations under this letter agreement has been obtained or made and is in full force and effect and there has been no default in the observance of any conditions or restrictions (if any) imposed in, or in connection with, any of the same.

Exhibit 4.58

7.
Each of the Finance Documents to which it is a party and its obligations thereunder, shall remain in full force and effect notwithstanding the amendment of the Credit Agreement provided for in this letter agreement.

8.	On or before the Effective Date, the Borrower shall pay to the Agent for the account of the Lenders an amendment fee of $50,000.

9.
The Borrower and each Guarantor shall provide the Agent with copies of resolutions of the directors of each Security Party and stockholders of each Security Party (other than the Borrower) approving each of the Letter Agreements and authorizing the signature, delivery and performance of such Security Party's obligations thereunder, certified (in a certificate dated no earlier than five (5) Business Days prior to the Effective Date) by an officer of such Security Party as:

a.	being true and correct;

b.
being duly passed at meetings of the directors of such Security Party and of the stockholders of such Security Party (apart from the Borrower) duly convened and held or duly adopted by written consent;

c.	not having been amended, modified or revoked; and

d.	being in full force and effect,

e.	together with originals or certified copies of any powers of attorney issued by any Security Party pursuant to such resolutions.

10.
The Borrower shall provide the Agent with an opinion of Seward & Kissel LLP, special counsel to the Security Parties, with respect to New York and Marshall Islands law in respect of the Letter Agreements, in form and substance satisfactory to the Agent.

11.	The provisions of Clauses 29, 30, 32 and 33 of the Credit Agreement shall apply to this letter agreement as if set forth herein.

12.
Save as amended by this letter agreement, the provisions of the Credit Agreement and each of the other Finance Documents shall continue in full force and effect and the Credit Agreement and this letter agreement shall be read and construed as one instrument.

Very truly yours,

DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT,
as Agent, Security Trustee, Lender
and Lead Arranger

/s/ Kerstin Seefield
By:__________________________
Name: Kerstin Seefield
Title:

By: __________________________
Name:
Title:

Exhibit 4.58

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Finance Documents to the "Credit Agreement", the "Agreement" or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement.

Scorpio Bulkers Inc.

/s/ Hugh Baker
By:__________________________
Name: Hugh Baker
Title: Chief Financial Officer
Date: June _28_, 2016

We hereby acknowledge and agree to the foregoing and confirm and agree that (a) our obligations under the Finance Documents (as such term is defined in the Credit Agreement) to which we are a party remain valid and effective notwithstanding the arrangements contained above and (b) references in any such Finance Documents to the "Credit Agreement", the "Agreement" or other equivalent references, shall be deemed to be references to the Credit Agreement as amended and supplemented by this letter agreement.

SBI Samba Shipping Company Limited
SBI Rumba Shipping Company Limited
SBI Tango Shipping Company Limited

/s/ Hugh Baker
By:__________________________
Name: Hugh Baker
Title: Secretary
Date: June _28_, 2016

Exhibit 4.58

Schedule 1

Guarantor Joinder Agreement dated February 13, 2015 between SBI Samba Shipping Company Limited and the Agent.

Guarantor Joinder Agreement dated February 17, 2015 between SBI Rumba Shipping Company Limited and the Agent.

Guarantor Joinder Agreement dated February 15, 2016 between SBI Tango Shipping Company Limited and the Agent.